Exhibit 10.1.3

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

dated as of January 31, 2007

among

JBS S.A.,

as Issuer,

JBS FINANCE LTD.,

as Co-Issuer,

FLORA PRODUTOS DE HIGIENE E LIMPEZA LTDA.,

as Guarantor,

and

THE BANK OF NEW YORK,

as Trustee

SUPPLEMENTAL INDENTURE

U.S.$300,000,000 10.50% Senior Notes due 2016

This First Supplemental Indenture (this “Supplemental Indenture”), entered into as of January 31, 2007, among JBS S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (the “Company”), JBS FINANCE LTD., a limited liability company incorporated under the laws of the Cayman Islands (“JBS Finance”), FLORA PRODUTOS DE HIGIENE E LIMPEZA LTDA., a limited liability company (sociedade limitada) organized under the laws of the Federative Republic of Brazil (“Flora”), and THE BANK OF NEW YORK, a New York Banking Corporation (the “Trustee”).

Recitals:

Whereas, the Company and the Trustee are party to that certain Indenture, dated as of August 4, 2006 (the “Indenture”), relating to the Company’s U.S.$300,000,000 principal amount of 10.50 percent Senior Notes due 2016 (the “Notes”);

Whereas, the Company intends to transfer all of the assets and certain related liabilities of its hygiene and cleaning products division, as well as certain other assets that are not directly related to its core beef business (collectively, the “Flora Net Assets”), to its newly created affiliate, Flora, a wholly-owned subsidiary of J&F Participações Ltda., a limited liability company (sociedade limitada) organized under the laws of the Federative Republic of Brazil and the parent company of the Company (such transfer, the “Flora Transaction”);

Whereas, the parties hereto intend to provide that, simultaneously upon the consummation of the Flora Transaction, Flora will jointly and severally guarantee the Notes pursuant to and subject to the provisions set forth in Section 2 of this Supplemental Indenture and be bound by certain covenants pursuant to and subject to the provisions set forth in Section 3 of this Supplemental Indenture, and upon such transfer, the Flora Net Assets will no longer be part of (or otherwise included in) the assets and liabilities of the Company; and

Whereas, JBS Finance has agreed to act as a co-issuer of the Notes and be bound by certain covenants pursuant to and subject to the provisions set forth in Sections 5 and 6 of this Supplemental Indenture.

Agreement:

Now, therefore, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

1	Definitions

“Flora Guarantee” means the guarantee by Flora with respect to the Notes pursuant to Section 2 of this Supplemental Indenture;

“Flora Net Assets” has the meaning set forth in the recitals hereto;

“Flora Officer’s Certificate” means a certificate of Flora signed in the name of Flora by the chairman of the board of directors of Flora, the president or chief executive officer, any vice president, the chief financial officer, the treasurer or any assistant treasurer or the secretary or any assistant secretary of Flora;

“Flora Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Flora or the Company, reasonably satisfactory to the Trustee;

“Flora Transaction” has the meaning set forth in the recitals hereto;

“Organizational Documents” means, with respect to JBS Finance, the memorandum of association, bylaws and any other documents governing the formulation and organization of JBS Finance, or the equivalents of such constitutive documents under the laws of the Cayman Islands;

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors; and

“Subsidiary of Flora” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interest (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or officers thereof is at the time owned or controlled, directly or indirectly, by (1) Flora, (2) Flora and one or more of its Subsidiaries, or (3) one or more Subsidiaries of Flora.

Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

2	The Flora Guarantee

Notwithstanding any other provision of the Indenture, the Company and Flora may enter into and effect the Flora Transaction, which Flora Transaction may be effected by the Company and Flora retroactively as of December 31, 2006 or any date thereafter prior to the date hereof; provided that, Flora, by its execution of this Supplemental Indenture, agrees to be a guarantor under the Indenture and to be bound by the terms of this Supplemental Indenture pursuant to the following provisions (the “Flora Guarantee”) and the covenants and agreements set forth in Sections 3, 4 and 7 hereof:

2.1	The Flora Guarantee

Subject to the provisions of this Section 2, Flora hereby irrevocably and unconditionally guarantees, jointly and severally with all current and subsequent guarantors, if any, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable by the Company under the Indenture. Upon failure by the Company to pay punctually any such amount, Flora shall forthwith on demand pay the amount not so paid at the place and in the manner specified.

2.2	Guarantee Unconditional

The obligations of Flora hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

2.2.1	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

2.2.2	any modification or amendment of or supplement to the Indenture or any Note;

2.2.3	any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

2.2.4	the existence of any claim, set-off or other rights which Flora may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

2.2.5	any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

2.2.6	any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Flora’s obligations hereunder.

2.3	Waiver

Flora irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

2.4	Subrogation and Contribution

Upon making any payment with respect to any obligation of the Company under this Section 2, Flora will be subrogated to the rights of the payee against the Company with respect to such obligation; provided that Flora may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other guarantor, if any, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

2.5	Stay of Acceleration

If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by Flora hereunder forthwith on demand by the Trustee or the Holders.

2.6	Limitation on Amount of the Flora Guarantee

Notwithstanding anything to the contrary in this Section 2, Flora, and by its acceptance of the Flora Guarantee, each Holder, hereby confirms that it is the intention of all such parties that the Flora Guarantee not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the laws of Brazil, the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and Flora hereby irrevocably agree that the obligations of Flora under the Flora Guarantee are limited to the maximum amount that would not render Flora’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the laws of Brazil, the United States Bankruptcy Code or any comparable provision of state law.

2.7	Execution and Delivery of Guarantee

The execution by Flora of this Supplemental Indenture evidences the Flora Guarantee. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Flora Guarantee set forth in this Section 2 on behalf of Flora.

2.8	Release of Flora

Notwithstanding any other provision herein, (1) the Flora Guarantee will terminate, (2) the covenants applicable to Flora and the defined terms used in connection therewith set forth in Sections 3 and 4 of this Supplemental Indenture shall be of no further force or effect, provided, however, that Section 4.8 of the Indenture shall apply to the principal amount of any intercompany indebtedness owed by the Company or any Subsidiary of the Company to Flora or any Subsidiary of Flora as if such indebtedness were incurred immediately following termination of the Flora Guarantee, and (3) the Events of Default, as modified in Section 7 of this Supplemental Indenture, shall no longer refer or be applicable to Flora, upon the earlier of the following (such earlier date, the “Flora Release Date”):

2.8.1	A sale or other disposition (including by way of consolidation or merger) of Flora or the sale or disposition of all or substantially all of the assets of Flora (in each case other than to the Company or a Subsidiary of the Company) otherwise permitted by the Indenture;

2.8.2	defeasance or discharge of the Notes, as provided in Article 8 of the Indenture;

2.8.3	payment in full of all obligations under the Indenture; or

2.8.4	an increase made exclusively in cash, in one or more transactions following the consummation of the Flora Transaction, in the Company’s total share capital and additional paid-in capital in an aggregate amount not less than the reduction of the total shareholders’ equity of the Company as a direct result of the Flora Transaction immediately following consummation thereof, but only to the extent that JBS receives written confirmation that the rating of the Notes by both the Rating Agencies in effect immediately prior to the release of the Flora Guarantee will not be downgraded as a result of such release.

Upon delivery by the Company to the Trustee of an Officer’s Certificate to the foregoing effect, the Trustee will execute any documents reasonably requested by the Company in writing in order to evidence the release of Flora from its obligations under the Flora Guarantee.

3	Covenants of Flora

3.1	For purposes of this Section 3.1, until the occurrence of the Flora Release Date, (1) each of the references to the “Company” set forth in the following sections of the Indenture shall refer to, and apply with respect to, both the Company and Flora, including in respect of defined terms used in the following sections (and solely for purposes of the following sections), (2) each of the references to “Subsidiary” set forth in the following sections of the Indenture shall refer to, and apply with respect to, Subsidiaries of each of the Company and Flora, including in respect of defined terms used in the following sections (and solely for purposes of the following sections), and (3) the audited annual consolidated financial statements and unaudited quarterly financial statements required to be delivered hereunder by the Company shall be combined consolidated financial statements of the Company and Flora, and each of their respective Subsidiaries:

•	Section 4.3 (“Existence”);

•	Section 4.4 (“Compliance with Laws”);

•	Section 4.5 (“Maintenance of Books and Records”);

•	Section 4.6 (“Payment of Taxes and other Claims”);

•	Section 4.7 (“Maintenance of Properties and Insurance”);

•	Section 4.8 (“Limitation on Debt”);

•	Section 4.9 (“Limitation on Restricted Payments”);

•	Section 4.10 (“Limitation on Liens”);

•	Section 4.11 (“Limitation on Sale and Leaseback Transactions”);

•	Section 4.12 (“Limitation on Dividend and other Payment Restrictions Affecting Subsidiaries”);

•	Section 4.13 (“Repurchase of Notes Upon a Change of Control”);

•	Section 4.14 (“Limitation on Asset Sales”);

•	Section 4.15 (“Guarantees by Significant Subsidiaries”);

•	Section 4.16 (“Limitation on Transactions with Affiliates”);

•	Section 4.17 (“Line of Business”);

•	Section 4.18 (“Financial Reports”);

•	Section 4.19 (“Reports to Trustee”);

•	Section 4.22 (“Provision of Information”); and

•	Section 4.23 (“Covenant Suspension”).

3.2	Ranking

Flora will ensure that its obligations under the Indenture, the Notes and the Flora Guarantee will at all times constitute direct and unconditional obligations of Flora, ranking at all times at least pari passu in priority of payment, in right of security and in all other respects among themselves and with all other Debt of Flora, except to the extent any such other Debt of Flora ranks above such obligations by reason of Liens permitted under Section 4.10 of the Indenture.

4	Consolidation, Merger or Sale of Assets

4.1	Until the occurrence of the Flora Release Date, Flora will not consolidate with or merge into, or convey, transfer or lease all or substantially all of its assets to, any Person unless:

(i)	the resulting, surviving or transferee Person (if not Flora) will be a Person organized and existing under the laws of the Federative Republic of Brazil or any political subdivision thereof or any country that is a member of the Organization for Economic Co-operation and Development (OECD), and such Person will expressly assume, by a supplement to the Indenture, executed and delivered to the Trustee, all of the obligations of Flora under the Flora Guarantee and the Indenture;

(ii)	immediately after giving effect to the transaction (and treating any Debt that becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default will have occurred and be continuing;

(iii)	immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to Incur at least U.S.$1.00 of Debt under the Net Debt to EBITDA Ratio test set forth in Section 4.8.1 of the Indenture, as modified by Section 3 above; and

(iv)	Flora will have delivered to the Trustee a Flora Officer’s Certificate and an independent Flora Opinion of Counsel of recognized standing, each stating that such consolidation, merger or transfer and such supplement to the Indenture (if any) comply with the Notes and the Indenture;

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clause (iii) above, in which event it will be conclusive and binding on the Holders.

5	JBS Finance Obligations

JBS Finance, by its execution of this Supplemental Indenture, agrees to be a co-issuer under the Indenture and to be bound by the terms of this Supplemental Indenture pursuant to the following provisions:

5.1	JBS Finance Obligations

JBS Finance hereby irrevocably and unconditionally agrees to be jointly and severally liable, together with the Company on an unsecured basis, for the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under the Indenture (collectively, the “JBS Finance Obligations”).

5.2	JBS Finance Obligations Unconditional

The JBS Finance obligations are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

5.2.1	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

5.2.2	any modification or amendment of or supplement to the Indenture or any Note;

5.2.3	any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

5.2.4	the existence of any claim, set-off or other rights which JBS Finance may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

5.2.5	any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

5.2.6	any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to JBS Finance’s obligations hereunder.

5.3	Waiver

JBS Finance irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

5.4	Stay of Acceleration

If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by JBS Finance hereunder forthwith on demand by the Trustee or the Holders.

6.	Limitation and Restrictions on Activities of JBS Finance

6.1	JBS Finance shall not engage in any business or enterprise or enter into any transaction or agreement other than in connection with (i) the issuance, sale, redemption or repurchase of the Notes, Additional Notes, if any, and activities incidentally related thereto, (ii) the entering into Hedging Agreements (with the exception of options or futures contracts or other similar agreements or arrangements) directly related to payments on the Notes, and (iii) import and export financing transactions; provided that nothing herein shall prevent JBS Finance from engaging in any business or enterprise or entering into any transaction or agreement as required by law.

6.2	JBS Finance shall not acquire or own any Subsidiaries, substituting JBS Finance for the Company in the definition of Subsidiary, or other assets or properties (either real or personal), except for (i) an interest in the Hedging Agreements (with the exception of options or futures contracts or other similar agreements or arrangements) directly related to payments on the Notes and instruments evidencing the interests in the foregoing, (ii) cash, cash equivalents or marketable securities, (iii) any assets related to import and export financing transactions, and (iv) the Notes.

6.3	JBS Finance shall not create, incur, assume or suffer to exist any Debt other than any Debt (i) incurred solely or the purpose of complying with its obligations under the Notes, (ii) the issuance of Additional Notes, if any, and (iii) in respect of Hedging Agreements (with the exception of options or futures contracts or other similar agreements or arrangements) directly related to payments on the Notes.

6.4	JBS Finance shall not create, assume, incur or suffer to exist any Lien upon or with respect to any of its properties or assets, except for any Liens imposed by law.

6.5	JBS Finance shall not enter into any consolidation, merger, amalgamation, joint venture or other form of combination with any Person, and shall not sell, lease, convey or otherwise dispose of any of its assets or receivables.

6.6	JBS Finance shall not amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of its Organizational Documents except in accordance with the provisions of this Section 6.6. Any provision of any Organizational Document may be amended, waived, supplemented, restated, discharged or terminated without the consent of the Holders; provided that such amendment, waiver, supplement or restatement does not result in a Default or Event of Default; and provided, further, that the Trustee shall have received prior notice thereof together with copies of any documentation related thereto. Any amendment, waiver, supplement or restatement of any Organizational Document (including any exhibit thereto) that would result in a Default or Event of Default shall require the written consent of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

7	Events of Default

For purposes of this Section 7, (1) each reference to “Company” set forth in Article 6 of the Indenture shall refer to, and apply with respect to, (i) Flora and (ii) JBS Finance, by substituting each of the Company, Flora and JBS Finance for the Company, including in respect of defined terms used in Article 6 of the Indenture (and solely for purposes of Article 6 of the Indenture), and (2) each reference to “Notes” set forth in Sections 6.1.10 and 6.1.12 of the Indenture shall also refer to, and apply with respect to, the Flora Guarantee with respect to Flora.

8	Obligations of the Company and Flora in Remitting Funds from Brazil

Each of the Company and Flora agrees to remit any funds payable by it under the Notes from Brazil solely in accordance with applicable Central Bank authorizations and regulations.

9	Operative Date

Notwithstanding an earlier execution date, Sections 2, 3, 4 and 7 (as to Flora) of this Supplemental Indenture shall not become operative until such time as the Flora Transaction has been consummated and all conditions precedent have been satisfied (or waived), including payment of the consent fees due in respect of this Supplemental Indenture.

10	Governing Law; Submission to Jurisdiction; Agent for Service

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. By its execution and delivery of this Supplemental Indenture, each of Flora and JBS Finance (i) acknowledges that it hereby designates and appoints National Corporate Research, Ltd., currently located at 225 West 34th Street, Suite 910, New York, NY 10122, as its authorized agent upon which process may be served in any suit, action or proceeding with respect to, arising out of, or relating to, this Supplemental Indenture, the Flora Guarantee (as to Flora) or the JBS Finance Obligations (as to JBS Finance), that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan, or brought under Federal or state securities laws or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that National Corporate Research, Ltd. has accepted such designation, (ii) submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon National Corporate Research, Ltd. shall be deemed in every respect effective service of process upon Flora and JBS Finance, as the case may be, in any such suit, action or proceeding.

11	Notices

Any notice or communication to JBS Finance or Flora will be deemed given if given to the Company.

12	Miscellaneous

12.1	This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

12.2	This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

12.3	The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company, JBS Finance and Flora.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

In witness whereof, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

JBS S.A.
as Issuer

By:
Name:
Title:

JBS FINANCE LTD.
as Co-Issuer

By:
Name:
Title:

By:
Name:
Title:

FLORA PRODUTOS DE HIGIENE E LIMPEZA LTDA. as Guarantor

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK
as Trustee

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]